APPLEBEE'S INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 13, 1999

To the Stockholders of Applebee's International, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Applebee's International, Inc., a Delaware corporation (the "Company"), will be held on May 13, 1999, at 10:00 a.m., CDT, at the Overland Park Marriott, 10800 Metcalf, Overland Park, Kansas 66210 for the following purposes:

            I.   To elect four directors;

           II. To amend the Company's 1995 Equity Incentive Plan to increase the number of shares of Common Stock available for Awards by 1,300,000 shares and to change the formula by which stock options are granted annually to non-employee directors;

          III.   To  approve  the  Company's   1999   Management  and  Executive
                 Incentive Plan;

           IV. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 1999 fiscal year; and

            V. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE ON ALL PROPOSALS.

     The Board of Directors has fixed the close of business on March 19, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                              By Order of the Board of Directors


                                              Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 13, 1999

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                 PROXY STATEMENT
                                 --------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Applebee's International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 13, 1999, at 10:00 a.m., CDT, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Overland Park Marriott, 10800 Metcalf, Overland Park, Kansas 66210.

     This proxy statement and accompanying proxy ("Proxy Statement") were mailed on or about April 13, 1999, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on March 19, 1999, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 19, 1999, there were 29,358,182 outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock outstanding on the record date is entitled to one vote. Approval of Proposals II, III and IV requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting. Broker non-votes (i.e., shares present by proxy but for which no voting authority has been given by the beneficial holder) will not affect the vote on the proposals; however, abstentions (shares not voted by a stockholder present at the Annual Meeting) will be treated as "no" votes. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the outcome of the election of directors.

     On March 19, 1999, the closing sale price reported on The Nasdaq Stock Market for a share of the Common Stock was $26.5625 (as reported by the National Quotation Bureau, Inc.).

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished by the Company to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company or by agents employed by the Company for the specific purpose of supplemental proxy solicitation. Such soliciting agents, if engaged, will be paid a reasonable fee for their services. No additional compensation will be paid to directors, officers or other regular Company employees for such services.

Stockholder Proposals and Nominations to the Board of Directors

     Pursuant to the regulations of the Securities and Exchange Commission ("SEC"), if a stockholder has a proposal to be considered at the Company's 2000 Annual Meeting of Stockholders, the proposal must be received by the Company no later than February 28, 2000. If the stockholder proposal is sought to be included in the Company's proxy statement and proxy relating to that meeting, the proposal must comply with SEC rules and be received by the Company no later than December 15, 1999.

     Pursuant to the Company's Bylaws, stockholder nominations for director candidates must be submitted to the Company's Secretary, along with certain information about the candidate, not less than 60 days nor more than 75 days prior to the date of the Annual Meeting (or other meeting at which directors will be elected). However, if first notice or first public disclosure of the date of the meeting is given or made to stockholders during the 60 day period prior to the meeting, notice by the stockholder to be timely must be so delivered or received not later than the close of business of the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Certain Information Concerning the Board of Directors

     The Board of Directors is classified into three classes, each holding three-year terms (designated Class I, II, and III). There are currently three directors in Class I, with terms expiring at the 1999 Annual Meeting, four directors in Class II, with terms expiring at the 2000 Annual Meeting, and three directors in Class III, with terms expiring at the 2001 Annual Meeting. The following information is furnished for each of the three persons being nominated for election as a Class I director to a new three-year term as well as for George D. Shadid, whom the Board of Directors appointed as a Class II director on March 5, 1999 and whose appointment the stockholders are asked to ratify (each of the four a "Nominee"). The following information is also furnished for each person who is continuing as a Class II or Class III director of the Company ("Incumbent").

     ABE J. GUSTIN, JR., age 64 (Incumbent - Class II term expiring in 2000). Mr. Gustin has been a director of the Company since September 1983 when the Company was formed. He served as Chairman of the Board of Directors of the Company from September 1983 until January 1988 and was again elected as Chairman in September 1992. He was Vice President from November 1987 to January 1988, and from January 1988 until December 1994, he served as President of the Company. Mr. Gustin served as Chief Executive Officer of the Company through 1996, and effective January 1, 1997, became Co-Chief Executive Officer along with Lloyd L. Hill. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer while Mr. Gustin retained his position as the Chairman of the Board and continued as an active executive of the Company through December 1998. In January 1999, Mr. Gustin retired as an active executive of the Company but continues as Chairman of the Board and serves as a member of the Company's Franchise Business Council.

     LLOYD L. HILL, age 55 (Incumbent - Class III term expiring in 2001). Mr. Hill was elected a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer along with Mr. Gustin. In January 1998, Mr. Gustin retained his position as the Chairman of the Board and Mr. Hill assumed the full duties of Chief Executive Officer. From December 1989 to December 1993, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, where he also served as a director from 1988 to 1993, having joined that organization in 1980. Mr. Hill serves as a member of the Nominating Committee.

     ERLINE BELTON, age 55 (Nominee - Class I term expiring in 1999). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves on the board of directors of Unique Casual Restaurants, Inc., a publicly-traded company.

     D. PATRICK CURRAN, age 54 (Incumbent - Class II term expiring in 2000). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the board of directors of Sealright Co., Inc., Unitog Company, and American Safety Razor Company, all of which are publicly-traded corporations. Mr. Curran serves as a member of the Audit Committee, the Executive Compensation Committee and the Nominating Committee.

     ERIC L. HANSEN, age 50 (Nominee - Class I term expiring in 1999). Mr. Hansen was elected a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee, the Executive Compensation Committee and the Nominating Committee. Mr. Eric Hansen and Mr. Mark Hansen are not related.

     MARK S. HANSEN, age 44 (Nominee - Class I term expiring in 1999). Mr. Hansen became a director of the Company in August 1998. Since November 1998, he has been employed as Chairman and Chief Executive Officer of The Fleming Companies, Inc., in Oklahoma City, Oklahoma. From July 1997 until September 1998, Mr. Hansen served as President and Chief Executive Officer of SAM's Club, a subsidiary of Wal-Mart Stores, Inc., in Bentonville, Arkansas. He previously served as President and Chief Executive Officer of PETsMART for eight years. Mr. Hansen has extensive expertise in the food and retail industries, having served in executive positions with Federated Foods, Inc., the Jewel Companies and The Great Atlantic and Pacific Tea Company. Mr. Hansen serves on the board of directors of Fleming Companies, Inc., a publicly-traded company. Mr. Mark Hansen and Mr. Eric Hansen are not related.

     JACK P. HELMS, age 46 (Incumbent - Class III term expiring in 2001). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the board of directors of Luigino's, Inc., a company with publicly-traded debt securities. Mr. Helms serves as a member of the Audit Committee, the Executive Compensation Committee and the Nominating Committee.

     ROBERT A. MARTIN, age 68 (Incumbent - Class II term expiring in 2000). Mr. Martin was elected a director of the Company in August 1989. In April 1991, he became Vice President of Marketing, and in January 1994, he was promoted to Senior Vice President of Marketing. In January 1996, Mr. Martin was promoted to Executive Vice President of Marketing. From January 1990 to April 1991, he served as President of Kayemar Enterprises, a Kansas City-based marketing consulting firm. From 1983 to January 1990, he served as the President, Chief Operating Officer and a director of Juneau Holding Co., of which Mr. Gustin was Chairman. From July 1977 to June 1981, he served as President of United Vintners Winery and prior to that time was employed for 25 years by Schlitz Brewing Company, most recently in the position of Senior Vice President of Sales and Marketing.

     BURTON M. SACK, age 61 (Incumbent - Class III term expiring in 2001). Mr. Sack was elected a director and appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee of the Company which was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director. Mr. Sack is a director of the National Restaurant Association.

     GEORGE D. SHADID, age 45 (Nominee - Class II term expiring in 2000). Mr. Shadid became a director of the Company in March 1999. Mr. Shadid was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. He also became Treasurer in March 1995. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 he assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

     The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Nominating Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Eric Hansen, and Mr. Helms. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company's 1995 Equity Incentive Plan. The members of the Executive Compensation Committee are Mr. Curran, Mr. Eric Hansen and Mr. Helms. The Nominating Committee evaluates and recommends candidates for nomination to the Board of Directors. The Nominating Committee is also responsible for reviewing any stockholder nominations of Board candidates. The members of the Nominating Committee are Mr. Curran, Mr. Eric Hansen, Mr. Helms and Mr. Lloyd Hill.

     During fiscal year 1998, the Board of Directors held seven meetings (including five regular meetings), the Audit Committee held two meetings, the Executive Compensation Committee held seven meetings, and the Nominating Committee held two meetings. During fiscal year 1998, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

     For director compensation purposes, Mr. Curran, Mr. Eric Hansen, Mr. Helms and Mr. Sack were considered "non-employee directors" throughout 1998. In addition, Ms. Belton and Mr. Mark Hansen were considered "non-employee directors" after joining the Board in 1998. Mr. Kenneth Hill, a current director who will not be standing for reelection at the Annual Meeting, was considered a "non-employee" director subsequent to the expiration of his consulting agreement on March 31, 1998. During 1998, Mr. Gustin, Mr. Lloyd Hill and Mr. Martin were "employee directors." Non-employee directors receive an annual cash retainer of $15,000 plus an annual fee of $5,000 for each committee on which the director serves, up to a maximum of $10,000 for all such committees. Employee directors do not receive any compensation for their service on the Board.

     Additionally, the Company's 1995 Equity Incentive Plan provided for non-employee directors to receive an annual base grant of options to purchase 5,000 shares of Common Stock, subject to increase based on the Company's net income. (See the description of the Company's 1995 Equity Incentive Plan set forth under "Proposal II.") Under the plan, options for 5,000 shares of Common Stock were granted in May 1998 to Mr. Curran, Mr. Eric Hansen, Mr. Helms, Mr. Kenneth Hill and Mr. Sack for serving as non-employee directors of the Company.

     Cash compensation paid and stock options granted to Mr. Gustin, Mr. Lloyd Hill, Mr. Martin and Mr. Shadid for services rendered to the Company as employees in fiscal 1998 are shown in the Summary Compensation Table. Mr. Kenneth Hill served as a director of the Company and received cash compensation of $19,750 in fiscal 1998 for services rendered as a consultant to the Company through March 31, 1998.

Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also currently directors of the Company, as of December 27, 1998, is as follows:

                Name                           Age                     Position

     Steven K. Lumpkin.......................   44     Executive Vice President of Strategic Development
     Julia A. Stewart........................   43     President of Applebee's Division
     Larry A. Cates..........................   50     President of International Division
     Lawrence M. Folk........................   47     President and Chief Executive Officer of Rio Bravo International, Inc.
                                                          (a wholly-owned subsidiary of Applebee's International, Inc.)
     Louis A. Kaucic.........................   47     Senior Vice President of Human Resources

     STEVEN K. LUMPKIN was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. From July 1993 until January 1995, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

     JULIA A. STEWART was employed by the Company in October 1998 as President of its Applebee's Division. From July 1991 until September 1998, Ms. Stewart held several key executive positions with Taco Bell Corporation, a division of Tricon Global Restaurants, Inc. Most recently, she served as National Vice President of Franchise and License for over 5,200 Taco Bell units, and was previously Taco Bell's Western Region Vice President of Operations with responsibility for over 1,200 company-owned restaurants. Prior to joining Taco Bell, she held key marketing positions over a 15-year period, including Vice President of Marketing, Research and Development with Stuart Anderson's Black Angus/Cattle Company Restaurants.

     LARRY A. CATES was employed by the Company in May 1997 as President of its International Division. Prior to joining the Company, Mr. Cates spent the previous 17 years with PepsiCo Restaurants International developing international markets for that company's Pizza Hut, Taco Bell and KFC brands. From 1994 to 1997, Mr. Cates was Vice President of Franchising and Development - Europe/Middle East, and from 1990 to 1994, he was Chief Executive Officer of Pizza Hut UK, Ltd., a joint venture between PepsiCo Restaurants and Whitbread.

     LAWRENCE M. FOLK was employed by the Company in October 1998 as President and Chief Executive Officer of Rio Bravo International, Inc., a wholly-owned subsidiary of Applebee's International, Inc. From January 1997 until August 1998, Mr. Folk was President of Don Pablo's Mexican Kitchen, a division of Apple South, Inc. (now Avado Brands, Inc.), and was Chief Financial Officer from November 1995 until December 1996. Prior to Apple South's merger with DF&R Restaurants, Inc. in November 1995, Mr. Folk had served as Chief Financial Officer of DF&R Restaurants since February 1992.

     LOUIS A. KAUCIC was employed by the Company in October 1997 as Senior Vice President of Human Resources. From July 1992 until October 1997, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with Unique Casual Restaurants, Inc., which operates several restaurant concepts. From 1982 to 1992, he was employed by Pizza Hut in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg's as an Industrial Relations Manager. Mr. Kaucic is a director of the Women's Food Service Forum.

Security Ownership of Officers, Directors and Certain Beneficial Owners

     The following table sets forth information, as of March 19, 1999, regarding the ownership of Common Stock, the Company's only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                      Beneficial Ownership(1)
                                                                                  --------------------------------
                                                                                    Number of         Percent
                                                                                     Shares             Held
                                                                                  --------------    -------------

     Massachusetts Financial Services Company...............................        3,964,067            13.5%
         500 Boylston Street
         Boston, MA  02116
     FMR Corp...............................................................        2,060,000             7.0%
         82 Devonshire Street
         Boston, MA  02109
     Burton M. Sack (2).....................................................        1,962,020             6.7%
     Flippin Bruce & Porter, Inc............................................        1,544,035             5.3%
         800 Main Street, Suite 200
         Lynchburg, VA  24505
     Abe J. Gustin, Jr. (2).................................................          857,567             2.9%
     Lloyd L. Hill (2)......................................................          191,268             0.7%
     George D. Shadid (2)...................................................          129,091             0.4%
     Robert A. Martin (2)...................................................          114,760             0.4%
     D. Patrick Curran (2)..................................................           81,800             0.3%
     Jack P. Helms (2)......................................................           63,800             0.2%
     Eric L. Hansen (2).....................................................           52,800             0.2%
     Steven K. Lumpkin (2)..................................................           51,353             0.2%
     Kenneth D. Hill (2)....................................................           32,300             0.1%
     Mark S. Hansen.........................................................            1,000             -
     Erline Belton..........................................................             -                -
     All executive officers and directors as a group (16 persons) (2).......        3,559,024            12.1%

---------------

(1) The mailing address of each individual is 4551 W.107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.

(2) Includes certain shares subject to options exercisable as of March 19, 1999 or within 60 days thereafter: 54,500 shares for Mr.Sack, 158,000 shares for Mr. Gustin, 173,000 shares for Mr. Lloyd L. Hill, 97,500 shares for Mr. Shadid, 79,000 shares for Mr. Martin, 58,800 shares for Mr. Curran, 58,800 shares for Mr. Helms, 42,300 shares for Mr. Eric L. Hansen, 50,000 shares for Mr. Lumpkin, 31,800 shares for Mr. Kenneth D. Hill, and 813,700 shares for all executive officers and directors as a group.

     Mr. Gustin is a party to a voting agreement, pursuant to which he has agreed to vote all voting securities of the Company held by him at any time (i) to maintain the size of the Board of Directors at ten members unless otherwise mutually agreed, (ii) to vote for his election as a director of the Company at each election of directors, (iii) to vote against his removal as a director of the Company, and (iv) to vote his shares so that the Board of Directors has at least two independent directors at all times. In addition, in the event of Mr. Gustin's death, the voting agreement contains provisions relating to voting for the election of a successor director of the deceased party. The voting agreement terminates in July 1999, and does not apply to any voting securities transferred to a third party in a public transaction.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the SEC. Officers, directors and persons owning beneficially greater than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all such reports.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 27, 1998, except that one report was not timely filed by Edward
J. Gleich, Vice President of Product Development. Mr. Gleich reported the transactions on his year-end report on Form 5.


                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Nominees named below. If any Nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute Nominee as the Company may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any Nominee will be unavailable to serve. Additional information concerning the following Nominees is set forth in "Certain Information Concerning the Board of Directors."

     The Company has a classified Board of Directors so that each director serves a three-year term. If elected, each of the below nominees would serve until the 2002 Annual Meeting of Stockholders (except Mr. Shadid, who would serve until the 2000 Annual Meeting of Stockholders) and until his or her successor is elected and has qualified or until his or her earlier death, resignation or removal.

                                                               Current Position                   Director
                 Name                    Age                   With The Company                    Since
     ------------------------------- ------------ -------------------------------------------- ---------------
     Erline Belton .................     55       Director                                          1998
     Eric L. Hansen.................     50       Director                                          1991
     Mark S. Hansen.................     44       Director                                          1998
     George D. Shadid...............     45       Executive Vice President and Chief                1999
                                                     Financial Officer, Treasurer, Director

                                   PROPOSAL II

              AMENDMENT OF THE COMPANY'S 1995 EQUITY INCENTIVE PLAN INCREASING THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AVAILABLE
              FOR AWARDS UNDER SUCH PLAN AND CHANGING THE FORMULA
                FOR STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     Recently, the Company reviewed its compensation programs and determined that, while the existing 1995 Equity Incentive Plan (the "Equity Incentive Plan") provides significant flexibility in the types of equity-related compensation programs available, the number of shares remaining for Awards under the Plan will not be sufficient for the Company's intended compensation programs over the next three years.

     Because the Company believes that its continued growth and success will be dependent in part on its ability to attract and retain highly-qualified employees, and that equity-related compensation programs are important to achieving that goal, the Company needs to provide for additional shares to be available for Awards under the Equity Incentive Plan. In addition, the Company believes that the basis on which options are granted to non-employee members of its Board of Directors should be the same measurement applicable to management incentive compensation. Thus, the formula used to determine annual stock option grants to non-employee directors is proposed to be changed to a formula based on the Company's earnings per share. This change will be effective for director options granted in 1999.

     The changes described below are reflected in the proposed amendments to Sections 4 and 9 of the 1995 Equity Incentive Plan as attached as Appendix A hereto and are being submitted to the stockholders for approval.

Shares Subject to the Equity Incentive Plan

     The number of shares available for grant under the Equity Incentive Plan shall be increased by 1,300,000 shares, from 2,300,000 to 3,600,000.

Non-Employee Director Stock Options

     The amendment to the Equity Incentive Plan also changes the formula by which stock options are granted annually to non-employee directors. Under the Equity Incentive Plan prior to the proposed amendment, the annual base grant to each non-employee director of 5,000 shares is increased (i) by 2,000 shares if the Company realizes an increase in Net Income (defined as income after taxes determined in accordance with generally accepted accounting principles) of more than 20% over the prior year, and (ii) by 100 shares for each additional 1% increase in Net Income. Under the proposed amendment, each non-employee director would continue to receive a base grant of 5,000 shares. Such amount would automatically increase if earnings per share for the fiscal year immediately preceding the year in which the director option is granted (the "Measurement Year") exceeded the earnings per share for the fiscal year immediately preceding the Measurement Year by more than 15%. The Board of Directors will determine the formula by which the base grant would increase each year. Under the Equity Incentive Plan both before and after the proposed amendment, the total shares granted to each non-employee director in any year (the 5,000 base grant plus the incremental grants) may not exceed 9,000.

     Director options expire on their tenth anniversary.

Description of the Equity Incentive Plan

     The following paragraphs provide a summary of the principal features of the Equity Incentive Plan and its operation, other than as related to the matters discussed above. The following summary is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which may be obtained from the Company upon written request.

Administration of the Equity Incentive Plan

     The Equity Incentive Plan is administered by the Executive Compensation Committee. The members of the Executive Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code, as amended (for purposes of qualifying amounts received under the Equity Incentive Plan as "performance-based compensation" under section 162(m)).

     Subject  to  the  terms  of  the  Equity   Incentive  Plan,  the  Executive
Compensation Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Executive Compensation Committee may delegate its authority to grant and administer Awards to a separate committee appointed by the Executive Compensation Committee, but only the Executive Compensation Committee may make Awards to participants who are executive officers of the Company. The director option portion of the Equity Incentive Plan is administered by the full Board of Directors, rather than the Executive Compensation Committee.

Eligibility to Receive Awards

     Employees and consultants of the Company and its affiliates (i.e., any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to be selected to receive one or more Awards. The Equity Incentive Plan also provides for the grant of stock options to the Company's non-employee directors. Such options will automatically be granted pursuant to a nondiscretionary formula. The terms and conditions of options to be granted to directors are discussed above under "Director Options."

Options

     The Executive Compensation Committee may grant nonqualified stock options, incentive stock options ("ISOs," which are entitled to favorable tax treatment), or any combination thereof. The number of shares covered by each option will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted options for more than 100,000 shares.

     The exercise price of each option is set by the Executive Compensation Committee, but generally cannot be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Executive Compensation Committee also may permit payment through the tender of shares of the Company's Common Stock then owned by the participant, or by any other means that the Executive Compensation Committee determines to be consistent with the Equity Incentive Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Executive Compensation Committee. Options expire at the times established by the Executive Compensation Committee, but generally not later than 10 years after the date of grant. The Executive Compensation Committee may extend the maximum term of any option granted under the Equity Incentive Plan, subject to the preceding limits.

Stock Appreciation Rights ("SARs")

     The Executive Compensation Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 100,000 shares.

     Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company Common Stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Executive Compensation Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by the Executive Compensation Committee. SARs expire at the times established by the Executive
Compensation Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Equity Incentive Plan.

Restricted Stock Awards

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Executive Compensation Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 shares.

     In determining the vesting schedule for each Award of restricted stock, the Executive Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Executive Compensation Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code, as amended, the Executive Compensation Committee must use one or more of the following measures in setting the performance goals: (1) earnings per share,
(2) individual performance objectives, (3) net income, (4) pro forma net income,
(5) return on designated assets, (6) return on revenues, and (7) satisfaction of Company-wide or department based operating objectives. These performance measures are set forth in the Equity Incentive Plan. The Executive Compensation Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities. The Executive Compensation Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.

Performance Unit Awards and Performance Share Awards

     Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Executive Compensation Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 performance shares or performance units having an initial value greater than $250,000.

     Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Executive Compensation Committee are satisfied. The applicable performance goals will be determined by the Executive Compensation Committee. In particular, the Equity Incentive Plan permits the Executive Compensation Committee to use the same performance goals as are discussed above with respect to restricted stock. The Executive Compensation Committee may, in its sole discretion, waive any performance goal requirement.

     After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or any combination thereof, as determined by the Executive Compensation Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

Nontransferability of Awards

     Awards   granted  under  the  Equity   Incentive  Plan  may  not  be  sold,
transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution; provided, however, that a participant may (i) designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death, and (ii) transfer his or her Award to family members, to trusts created for the benefit of family members, or to charitable entities.

Change in Control

     In the event of a change in control not approved by the Board of Directors, all Awards granted under the Equity Incentive Plan then outstanding but not then exercisable (or subject to restrictions) become immediately exercisable, unless otherwise provided in the applicable Award agreement. In general, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the Common Stock, (2) the composition of the Board changes during any two-year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) cease to constitute a majority of the Board, or
(3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company's assets.

Tax Aspects

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Equity Incentive Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The Executive Compensation Committee may permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or
(2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.

     The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m). The Equity Incentive Plan has been designed to permit the Executive Compensation Committee to grant Awards which satisfy the requirements of section 162(m).

Amendment and Termination of the Equity Incentive Plan

     The Board generally may amend or terminate the Equity Incentive Plan at any time and for any reason.


                                  PROPOSAL III

                    APPROVAL OF THE COMPANY'S 1999 MANAGEMENT
                          AND EXECUTIVE INCENTIVE PLAN

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.


     During 1998, the Company reviewed the compensation program for certain management and highly compensated personnel. As a result of this review, the Board of Directors approved the Company's 1999 Management and Executive Incentive Plan (the "Management Incentive Plan"). The Management Incentive Plan is being submitted to the stockholders for approval in order to assure compliance with applicable law.

Description of the Management Incentive Plan

     The following paragraphs provide a summary of the principal features of the Management Incentive Plan. The following summary is qualified in its entirety by reference to the Management Incentive Plan, which is attached as Appendix B hereto.

Eligibility

     To be a participant qualified to receive a bonus payment under the Management Incentive Plan, a participant must (i) be an "employee in good standing" (as defined in the Management Incentive Plan) on the date the bonus payment is to be made; or (ii) have been an "employee in good standing" as of the end of the fiscal year in question but have terminated employment with the Company through a "satisfactory separation" (as defined in the Management Incentive Plan) between the end of such fiscal year and the date the bonus payment is to be made for such fiscal year. A participant having terminated employment with the Company through a "satisfactory separation" is entitled only to receive the bonus calculated through the end of the fiscal year in which the participant was an "employee in good standing." Approximately 20 persons will be eligible to participate in the Management Incentive Plan in 1999.

     In the event that a person first becomes an employee of the Company at an employment level eligible for participation in the Management Incentive Plan at any time other than the first day of a year, such person's participation is prorated for that year. In the event a participant changes from one employment level within the Management Incentive Plan to another level within or outside of the Management Incentive Plan, such change is deemed effective as of the first day of the first calendar week beginning after the effective date of such change. Any bonus for an employment level shall be prorated according to the number of calendar weeks the participant was employed in such employment level.

Committee Designations

     The Executive  Compensation  Committee will determine for each fiscal year:
(i) the name, employee level and "bonus percentage" (as defined below) of each participant for such fiscal year; (ii) the "target" and "threshold level" (each as defined below) for such fiscal year; and (iii) the percentage of the bonus, if any, that will be payable at the discretion of the Chief Executive Officer based upon the achievement of departmental or individual goals or objectives and the individuals or employee levels to which such discretionary bonus percentage shall be applicable. The "bonus percentage" is the percentage of a participant's base salary used to determine a bonus payment. "Target" means the measurement of financial performance of the Company selected by the Executive Compensation Committee. "Threshold level" is the level of achievement of the target at which bonus percentages begin and below which no bonus is paid.

Calculation of the Bonus

     Bonuses under the Management Incentive Plan are calculated by multiplying the participant's base salary times the applicable bonus percentage determined by reference to the achievement of the target, all as determined with respect to the period in question.

Payment of the Bonus

     At the end of each fiscal year, the target and bonus calculations are made on a full fiscal year basis. Each participant then receives the amount of such participant's bonus calculated on a full fiscal year basis and reflecting the application of the discretion of the Chief Executive Officer assigned by the Executive Compensation Committee, as discussed above. Bonuses are paid as soon as practicable after the end of the year.

     Upon a participant's election in accordance with policies and procedures established by the Executive Compensation Committee from time to time, up to fifty percent (50%) of the amount of such participant's bonus may be paid pursuant to the Equity Incentive Plan in "shares" (as defined in the Equity Incentive Plan), as an award of restricted stock under the Equity Incentive Plan for which the period of restriction has lapsed, in lieu of the payment of such percentage of such bonus pursuant to the Management Incentive Plan. The number of shares payable to the participant is subject to the maximum aggregate number of shares of restricted stock permitted under the Equity Incentive Plan and is determined, in the discretion of the Executive Compensation Committee as announced to participants from time to time, by dividing the cash value of that part of the bonus to be paid in shares by a percentage (whether equal to, lesser or greater than 100%) of Fair Market Value (as defined in the Equity Incentive
Plan) on the date the bonus is payable to the participant or pursuant to a formula based on the closing price, or a percentage of the closing price (which could result in a discount), of shares on one or more days preceding such date.

Amendment

     The Management Incentive Plan may be amended in whole or in part from time to time by the Board of Directors of the Company.

                                   PROPOSAL IV

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
                AUDITORS FOR THE COMPANY FOR THE 1999 FISCAL YEAR

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Company has selected the accounting firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1999 fiscal year. The stockholders are being asked to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement at the Annual Meeting if they so choose and will be available to respond to appropriate questions.


                             EXECUTIVE COMPENSATION

Executive Compensation Committee Report

     This report discusses the manner in which base salaries and incentive compensation for Lloyd L. Hill, the Company's Chief Executive Officer ("CEO"), and the other executives named in the Summary Compensation Table (the "Named Executives") were determined for the 1998 fiscal year.

     The Company continues to believe that its past growth and success have been, and that its continued growth and success will be dependent in part on its ability to attract and retain highly qualified senior management. As a result, the Company established executive total direct compensation levels for 1998 that it believes are competitive with those of restaurant industry leaders, based on the compensation surveys described below, and focused on the Company's operating performance. The Company's executive compensation arrangements consist of three primary parts: competitive base salary levels, significant Company and individual performance-based bonus payments, and equity awards (stock options and, beginning in 1998, performance shares). The Committee believes that these components are appropriate ways to provide the Company's executives financial security and motivation to increase profitability both in the near-term and over time. In addition, stock ownership guidelines have been established because the Company believes that executive officers should have their personal financial interests closely aligned with those of stockholders. The Committee used the advice of an independent compensation consultant on executive compensation issues. The Company had written employment agreements in effect throughout 1998 with Mr. Gustin, Mr. Hill and Mr. Shadid. The Company's executive employment agreements address only first-year base salary levels and, therefore, did not determine 1998 compensation levels. Base salary, bonus, stock option and performance share levels are left to the discretion of the Committee each year.

     In reviewing compensation levels for 1998, the Committee reviewed and updated existing executive salary and bonus policies in order to provide the Company's executive officers with appropriate financial and motivational arrangements in 1998 and the future. The Committee compared the base salaries, incentives and total cash compensation paid to the Company's executives with those paid by other companies in four categories:

o  Organizations with similar revenue size across all industries.
o Restaurant organizations of various size across different segments of the restaurant industry.
o Casual dining restaurants with similar revenue size, either system sales or company revenues, depending on the executive's responsibilities.
o  A peer group of eight publicly-traded direct industry competitors.

     The companies were selected because they were generally comparable to the Company in size and recent growth rate. The Committee's review of this data and of an industry compensation analysis prepared by the consultant resulted in the base salary increases described below.

Base Salary

     In determining the 1998 base salaries for the CEO and Named Executives, the Committee considered several criteria, including competitive practice, growth in stockholder value, free cash flow, earnings before interest, taxes, depreciation and amortization ("EBITDA"), net earnings, franchisee relations and new restaurant openings. These criteria were not weighted by any predetermined formula, but rather, were considered in light of the overall achievement of the Company's goals and of general industry and economic factors. The significance of any particular criterion varied depending upon the particular position or area of responsibility of the executive in question. Mr. Hill received two increases in his base salary in 1998 over his 1997 base salary of $420,000 -- a $50,000 increase in January and a $50,000 increase in July. Mr. Hill's base salary at the end of 1998 of $520,000 represented an increase of 23.8% over 1997 base salary and reflected the increased duties and responsibilities commensurate with Mr. Hill's role in 1998 as Chief Executive Officer and Mr. Gustin's relinquishment of day-to-day management activities of the Company. Mr. Hill's base salary at the end of 1998 was approximately at the 55th percentile of the surveyed market data.

     It is the policy of the Company to review executive base salaries in relation to comparable positions in the restaurant industry. The Committee believes that base salaries should remain competitive with those of industry leaders, but not significantly exceed the median of the restaurant industry.

Annual Cash Incentive Compensation

     The Committee believes that a significant part of cash compensation for the CEO and other senior executives should be based on the achievement of operating and financial goals. The incentive plan was targeted to provide award opportunities approximately equal to the 75th percentile of total annual cash compensation for comparable positions among industry leaders. The Company uses a combination of cash bonuses and equity awards as incentives for its executives and other employees. Under the cash bonus plan, the Committee established operating and financial goals for the Company and the individual. The bonus amount is calculated based on three factors: the level of achievement of the Company-level goals, the level of achievement of the individual-level goals, and the weight assigned to each goal. For 1998, the Committee determined that no bonus would be paid unless the Company achieved 90% or more of its internal earnings per share target. At that level, the executives could receive 40% of their target bonus. The bonuses earned by the CEO and the Named Executives resulting from the bonus plan goal achievement levels in 1998 are shown in the Summary Compensation Table.

     The  Committee   believes  that  this  program   provides  an  appropriate,
attractive incentive opportunity to the Company's executives for achieving annual operating goals.

Equity Compensation

     The Committee believes that stock option grants, performance shares, and other equity-related compensation programs are important elements of the Company's executive compensation program and will continue to be used to attract, motivate and retain experienced, qualified members of management. Stock options are awarded under the 1995 Equity Incentive Plan. Options are granted at 100% of fair market value on date of grant, and can be exercised (following a required holding period) at any time over a 10-year period. In 1996, the Committee deviated from its traditional annual stock option grant approach by making a larger grant of stock options representing a prospective three years' worth of grants. Executives were informed that the next scheduled stock option grant would not occur until 1999. However, as part of a retention program for the executive team, Messrs. Hill, Shadid, Lumpkin and Martin each received 20,000 stock options in 1998. The vesting schedule for these options is 50% after three years, 25% after four years and 25% after five years.

     For the last six months of 1998, the Committee established a performance share program for executives. Performance shares were granted under the 1995 Equity Incentive Plan for the achievement of earnings per share targets during the last six months of 1998. The Committee established the minimum achievement level to receive payments of performance shares at 92% of the Company's internal targeted earnings per share level for the last six months of 1998. The maximum achievement level for 1998 established under the performance share plan was 105% of the Company's internal targeted earnings per share level for the last six months of 1998. Because the Company did not achieve the minimum level required for the payment of performance shares, no performance shares were awarded in 1998.

Executive Stock Ownership Guidelines & Loans

     In 1998, the Company established stock ownership guidelines that became effective for the Chief Executive Officer through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.

     Each organization level must attain the following ownership target: Chief Executive Officer - three times base salary; Executive Vice Presidents/Senior Vice Presidents - two times base salary; Vice Presidents - one times base salary. The guidelines must be achieved by the fifth anniversary of the executive's Effective Date. The Effective Date is the later of (i) the effective date of the ownership guideline policy; or (ii) the January 1st or July 1st first following the date of hire or promotion to a position subject to an ownership guideline. Ownership guidelines may be achieved through the exercise of stock options, other stock incentives, or open market purchases.

     Executives will receive a bonus stock award equal to 50% of base salary (up to a maximum value of $125,000) if he/she achieves the target ownership level by the third anniversary of the Effective Date and maintains this level of ownership through the fifth anniversary of the Effective Date. Executives failing to meet their ownership guideline by the fifth anniversary of the Effective Date will not be eligible for future stock-based awards until they have met the required level.

     The Company has established a policy to provide loans for the exercise of stock options and purchase of shares to assist executives in meeting their stock ownership requirement. An executive may receive a loan for an amount equal to his/her personal investment in Company stock, with a maximum loan amount of 50% of his/her stock ownership requirement. Loans are five years in duration with interest payable annually and principal payable at the end of five years.
Interest accrues annually at the mid-term annual compound applicable federal rate at the time of the loan.

Other Information

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. No executive of the Company received annual compensation in excess of $1,000,000 in 1998 or in any prior year. The Company's bonus and equity-based compensation plans are designed to meet the requirements of section 162(m) by basing incentive compensation on identifiable performance criteria. The Committee does not anticipate that any executive base salary will exceed $1,000,000.


                                                EXECUTIVE COMPENSATION COMMITTEE
                                                D. Patrick Curran
                                                Eric L. Hansen
                                                Jack P. Helms

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee consists entirely of individuals who are neither officers nor employees of the Company.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

  =============================================================================================================
                                           SUMMARY COMPENSATION TABLE
  =============================================================================================================
                                                                                               Long Term
                                                                                              Compensation
                                                    Annual Compensation                          Awards
                                 ------------------------------------------------------------------------------
                                                                           Other Annual
                                   Fiscal       Salary       Bonus(1)    Compensation(2)       Options(3)
    Name and Principal Position     Year         ($)           ($)             ($)                (#)
  -------------------------------------------------------------------------------------------------------------
   Lloyd L. Hill                    1998         $491,154      $181,559          $34,511              20,000
   Chief Executive Officer,         1997          416,923        94,500            7,076               --
       President and Chief          1996          338,432       102,000           14,243             100,000
       Operating Officer

   Abe J. Gustin, Jr.               1998         $500,000      $ 25,000          $70,000               --
   Chairman of the Board            1997          498,654       112,500            --                  --
                                    1996          463,462       139,500            --                100,000

   George D. Shadid                 1998         $309,462      $137,253          $16,271              20,000
   Executive Vice President         1997          295,039       111,050            4,941               --
       and Chief Financial          1996          269,362        74,525           23,267              75,000
       Officer

   Steven K. Lumpkin                1998         $249,231       $96,250          $ --                 20,000
   Executive Vice President of      1997          228,946        58,125            --                  --
       Strategic Development        1996          198,077        50,000            --                 50,000

   Robert A. Martin                 1998         $214,615       $60,011          $10,585              20,000
   Executive Vice President of      1997          204,423        38,438            3,333               --
       Marketing                    1996          188,077        47,500            3,241              60,000
---------------------

(1) Represents payments made under the Company's cash bonus plan. Amounts applicable to Mr. Gustin for 1998, and Mr. Shadid and Mr. Lumpkin for 1997 also include $25,000, $50,000 and $15,000, respectively, for discretionary bonuses approved by the Executive Compensation Committee.
(2) Represents payments made in connection with the Company's non-qualified retirement savings plan. The amount for Mr. Gustin for 1998 reflects payment of accrued vacation to him upon his retirement as an active executive of the Company.
(3) Represents options granted pursuant to the Company's 1995 Equity Incentive Plan.


     During 1998, the Company had written employment agreements with Mr. Gustin, Mr. Hill and Mr. Shadid. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee.

     Effective January 1, 1996, the Company and Mr. Gustin entered into an employment agreement. The agreement allowed periodic salary increases as determined by the Executive Compensation Committee. The original term of the agreement was two years, but the agreement was amended as of December 31, 1997 to extend the term for an additional two-year period, expiring on December 31, 1999. In January 1999, the parties agreed to terminate the agreement as Mr. Gustin retired as an active executive of the Company at that time, but continues as Chairman of the Board. In this role the Board has approved an annual Chairman's stipend of $10,000 in addition to the normal non-employee director fees.

     Mr. Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The Company also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Effective March 1, 1995, the Company and Mr. Shadid entered into a new employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event that following a change in control, Mr. Shadid resigns or is terminated.

     During 1998, the Company had change in control arrangements with other officers of the Company (13 persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in various amounts up to (i) one and two-thirds times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control agreements (15 persons) had been terminated as of December 27, 1998, as a result of a change in control, the Company would have been required to make payments under the change in control severance provisions of the above agreements aggregating approximately $5,900,000.

     The following tables set forth information regarding options granted and exercised during fiscal year 1998 with respect to the Chief Executive Officer and the next four most highly compensated executive officers:

    ================================================================================================================
                                           OPTION GRANTS IN LAST FISCAL YEAR
    ================================================================================================================

                                                                                                 Potential
                                                                                            Realizable Value at
                                                                                               Assumed Annual
                                                                                            Rates of Stock Price
                                                                                                Appreciation
                                   Individual Grants(1)                                      for Option Term(2)
    ------------------------------------------------------------------------------------ ---------------------------
                               Number of      % of Total
                               Securities       Options
                               Underlying     Granted to      Exercise
                                Options        Employees       or Base
                               Granted(3)      in Fiscal        Price      Expiration         5%           10%
              Name                (#)            Year         ($/Share)       Date           ($)           ($)
    ------------------------- ------------- ---------------- ------------ -------------- ------------- -------------
    Lloyd L. Hill                20,000          4.3%           $20.875      6/15/08        $262,564       $665,387
    Abe J. Gustin, Jr.             --             --               --          --              --             --
    George D. Shadid             20,000          4.3             20.875      6/15/08         262,564        665,387
    Steven K. Lumpkin            20,000          4.3             20.875      6/15/08         262,564        665,387
    Robert A. Martin             20,000          4.3             20.875      6/15/08         262,564        665,387
------------------

(1) Options are granted at the fair market  value on the date of grant.
(2) The assumed rates are compounded annually for the full terms of the options.
(3) Options vest 50% three years after date of grant, 25% four years after date of grant, and 25% five years after date of grant.


         ======================================================================================================
                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FISCAL YEAR-END OPTION VALUES
         ======================================================================================================

                                                                     Number of          Value of Unexercised
                                                               Securities Underlying        In-The-Money
                                                                Unexercised Options          Options at
                                      Shares                        at 12/27/98              12/27/98(2)
                                     Acquired       Value               (#)                      ($)
                                                               ----------------------- ------------------------
                                   at Exercise   Realized(1)        Exercisable/            Exercisable/
                   Name                (#)           ($)           Unexercisable            Unexercisable
         ------------------------- ------------- ------------- ----------------------- ------------------------
         Lloyd L. Hill                18,000       $244,876        123,000/120,000           $350,405/--
         Abe J. Gustin, Jr.             --             --          108,000/100,000            316,628/--
         George D. Shadid             15,000        123,125          60,000/95,000            198,675/--
         Steven K. Lumpkin              --             --            25,000/78,333                 --/--
         Robert A. Martin             30,000        359,544          49,000/80,000            132,450/--
-----------------------

(1) Market value less option price.
(2) Based upon the closing sale price of the Common Stock on December 24, 1998 (the last trading day in fiscal year 1998).

Performance Graph

        The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 27, 1998 (December 26, 1993 to December 27, 1998) based upon the market price of the Company's Common Stock, compared with the cumulative total return on Media General's Nasdaq Total Return Index and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Media General Restaurant Industry Index includes approximately 115 restaurant companies. Media General recently reconstituted its Restaurant Industry Index by, among other things, removing "specialty eateries" such as bagel shops. As a result, the Media General Restaurant Industry Index includes approximately 35 fewer companies than it did in fiscal year 1997.


                         APPLEBEE'S INTERNATIONAL, INC.
                                Performance Graph

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          APPLEBEE'S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX
                   VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX

                              [GRAPH APPEARS HERE]

                                                                     Media
  Measurement Period                              NASDAQ            General
 (Fiscal Year Covered)       Applebee's        Total Return       Restaurant
   Measurement Point     International, Inc.      Index         Industry Index
----------------------- -------------------- ---------------  ------------------
   December 26, 1993           $100.00           $100.00           $100.00
   December 25, 1994           $ 72.18           $104.99           $ 87.80
   December 31, 1995           $110.67           $136.18           $123.49
   December 29, 1996           $132.89           $169.23           $124.92
   December 28, 1997           $ 91.76           $207.00           $128.51
   December 27, 1998           $100.44           $291.96           $174.99

                   ASSUMES $100 INVESTED ON DECEMBER 26, 1993
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 27, 1998

Certain Indemnification Agreements

     The Company has entered into Indemnification Agreements with each of its directors and officers. Under the Indemnification Agreements, the Company has agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, the By-laws of the Company provide for indemnification to all officers and directors of the Company to essentially the same extent as provided in the indemnification agreements.

     The Company presently carries director and officer liability insurance to insure its directors and officers against certain liabilities they might incur in connection with performing their duties for the Company. The proceeds of such insurance would be available to the extent thereof to satisfy any obligation of the Company to indemnify its directors or officers with respect to the liability giving rise to the insurance proceeds. The insurance does not cover all liabilities that could give rise to indemnification by the Company.

                              CERTAIN TRANSACTIONS

     One of the Company's  restaurants is leased from a corporation in which Abe
J. Gustin, Jr., owns a 25% interest. During 1995, the Company entered into an agreement with this corporation to lease additional parking space for this restaurant. The Company paid $148,000 under these leases in the 1998 fiscal year. The Company believes that the terms of the leases reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party. Abe J. Gustin, Jr. personally guaranteed a restaurant lease for a former franchisee in Dallas. When the Company undertook the operation of this franchise restaurant it agreed to assume the lease prospectively. This decision was approved by a majority of the disinterested members of the Board of Directors. Mr. Gustin remains liable on his guarantee. In the 1998 fiscal year, the aggregate payments made by the Company on the lease were $96,000.

     Mr. Gustin's brother and a brother-in-law own three of the Company's franchisees, A.N.A., Inc., which operates 13 Applebee's restaurants, Quality Restaurant Concepts, LLC ("QRC") which operates 26 Applebee's restaurants, and Miss-Ala-Rio, Inc., which operates one Rio Bravo Cantina restaurant. In 1998, QRC acquired 26 restaurants from Apple South, Inc., the Company's largest franchisee. The Company has provided a guarantee of $1,000,000 of the amount QRC borrowed related to this acquisition. The guarantee is reduced by the amount of principal payments and will terminate after QRC repays $1,000,000 of its borrowings. As of December 27, 1998, QRC had repaid $509,000 of such borrowings.

     Another brother-in-law of Mr. Gustin owns Apple-Bay East, Inc., a franchisee of the Company which operates seven Applebee's restaurants. The development and franchise agreements of A.N.A., Inc., QRC, Miss-Ala-Rio, Inc., and Apple-Bay East, Inc. are standard in form and require payment of standard franchise, royalty, and advertising fees.

     In 1998, the Company purchased a tract of land for future restaurant development for $290,000 from an entity in which Mr. Gustin has a one-third ownership interest. The purchase price was less than current appraised value.

     The Company had a consulting agreement with Mr. Kenneth Hill to act as a consultant to the Company for governmental affairs and restaurant industry relations that expired March 31, 1998. Mr. Hill was paid $200,000 for the first year of the agreement, $150,000 for the second year, and $86,000 for the final period of the agreement. The agreement contains nondisclosure, noncompetition, and employee nonsolicitation clauses and also provides that all concepts and discoveries conceived by Mr. Hill alone or with others become the exclusive property of the Company. Mr. Hill serves as a director and will continue to serve as a director until his successor is elected at the Annual Meeting.

     In February 1999, the Company entered into an agreement to sell its four specialty restaurants to an entity owned by Mr. Gustin and certain members of his family for $12 million in cash. The Company believes the terms of this agreement were fair and are comparable to those that would have been reached with an unaffiliated third party. In addition, the same entity became a franchisee of the Company by purchasing seven existing Applebee's restaurants from another franchisee after receiving the Company's approval.

     Pursuant to its policy to loan executives amounts used by the executive to invest in the Company's stock, and in keeping with the Company's Executive Stock Ownership guidelines, as of December 27, 1998, the Company had a loan in the amount of $199,000 outstanding to Mr. Shadid. In addition, a loan made in connection with her employment with the Company in the amount of $100,000 was outstanding for Ms. Stewart, which has since been repaid.


                                  OTHER MATTERS

     The Company knows of no other matters to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors encourages each stockholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.


                                             By Order of the Board of Directors



                                             Robert T. Steinkamp, Secretary
                                             Applebee's International, Inc.
                                             4551 W. 107th Street, Suite 100
                                             Overland Park, Kansas  66207

Overland Park, Kansas
April 13, 1999